Exhibit (d)(3)(xi)

AMENDMENT NO. 7 TO

PROFUNDS MONEY MARKET FUND MINIMUM YIELD AGREEMENT

This amendment No. 7 (“Amendment”) to the Money Market Fund Minimum Yield Agreement made as of May 1, 2009, by and between each of ProFunds, on behalf of Money Market ProFund and ProFund VP Money Market, and ProFund Advisors LLC (the “Agreement”), is entered into as of this 9th day of March 2016.

This Amendment is entered into to modify the Agreement as follows:

1.	The Agreement shall renew for the additional one-year period of May 1, 2016 through April 30, 2017.

2.	Except as expressly modified by this Amendment, the terms of the Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Amendment as of the date set forth above.

Accepted by:

PROFUND ADVISORS LLC, a Maryland limited liability company		PROFUNDS a Delaware statutory trust

By:	/s/ Michael L. Sapir	By:	/s/ Todd B. Johnson
Name:	Michael L. Sapir	Name:	Todd B. Johnson
Title:	Chief Executive Officer	Title:	President